Exhibit 10.5
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE
CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN
REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION,
AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE
WITH TWO ASTERISKS (**).
HALEY
GAS GATHERING AGREEMENT
between
ANADARKO GATHERING COMPANY LLC (“Gatherer”)
and
ANADARKO PETROLEUM CORPORATION (“Shipper”)

GAS GATHERING AGREEMENT
COMMERCIAL CONTRACT
          THIS GAS GATHERING AGREEMENT is comprised of this Commercial Contract, the Definitions, and the Terms and Conditions, and any attachments, exhibits, supplements, or modifications or amendments thereto (“Agreement”). In consideration of the premises and mutual covenants and agreements contained in the Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby confessed and acknowledged), the Parties stipulate and agree as follows:
The Parties to the Agreement are:
•	Anadarko Gathering Company LLC (“Gatherer” or “AGC”),

•	Anadarko Petroleum Corporation (“Shipper” or “APC”); and

•	The Parties to the Agreement set forth in the Commercial Contract may be referred to individually as a “Party” and collectively as the “Parties”.
System:
•	The Haley Gathering System located in Loving County, Texas.
The Effective Date is:
•	January 1, 2008.
The Term of the Agreement is:
•	This Agreement will commence on the Effective Date and will remain in full force and effect for a primary term of ten (10) years, subject to the termination provisions in Article VIII of the Terms and Conditions.

•	After the primary term has expired, this Agreement will remain in effect for a period of one (1) year and year to year thereafter, subject to the termination provisions in Article VIII of the Terms and Conditions.
Dedication:
•	Shipper dedicates all Gas, now or herein after, owned, controlled and produced by Shipper within the Dedicated Area or from the Dedicated Wells. The Dedicated Wells are producing Wells in which Shipper owns or controls Gas and which are connected to the System now or in the future. The Dedicated Area will extend to a one mile radius of the Dedicated Wells or the existing System (“Dedicated Area”). The Dedicated Area will expand as Dedicated Wells are added and the System is expanded to connect the

Dedicated Wells. This dedication is not intended to be a covenant running with the land. The System as it currently exists is depicted on Attachment A.
Services:
•	Gatherer will provide base gathering services.

•	The priority of service will be interruptible.

•	Gatherer will maintain the Service Levels in Attachment B.

•	Fuel and Loss will be actual fuel and loss as defined in the definitions.

•	The Rate of **.

•	The agreed upon Rate methodology is set out on Attachment B.

•	Adjusted Rates will be based on the original methodology used to determine the original Rate such as production forecast, capital expense, operating expense, and rate of return with the exception that capital will only be included on an incremental basis.

•	Rate re-determination will be based on the original methodology used to determine the original Rate such as production forecast, capital expense, operating expense, and rate of return.

•	Gatherer shall provide new well connections within the Dedicated Area.

•	Shipper will have the right to access Gatherer’s Point(s) of Receipt meters for SCADA acquisition.
Gas Quality Requirements:
•	See Attachment C.
Force Majeure:
•	Force Majeure event must exceed ninety (90) consecutive Days after which thirty (30) Days notice of termination of the Agreement may be given.
Notices will be sent to the following addresses:

GATHERER

Payment to be made according to invoice and if no instructions to:	ANADARKO GATHERING COMPANY LLC P.O. Box 730277 Dallas, TX 75353-0277

Nomination and Scheduling:	ANADARKO GATHERING COMPANY LLC Attn.: Gas Control P.O. Box 1330 Houston, TX 77251-1330 Telephone: (832) 636-1000 Telecopy: (832) 636-8051

Pipeline Emergencies:	Telephone: (832) 636-1000

All Other:	ANADARKO GATHERING COMPANY LLC Attn.: Contract Administration
P.O. Box 1330 Houston, TX 77251-1330

SHIPPER
Nomination and Scheduling:	ANADARKO PETROLEUM CORPORATION Attn.: Gas Control P.O. Box 1330 Houston, TX 77251-1330 Telephone: (832) 636-1000 Telecopy: (832) 636-8051

Pipeline Emergencies:	Telephone: (832) 636-1000

Billing:	ANADARKO PETROLEUM CORPORATION Attn.: Midstream Accounting P.O. Box 1330 Houston, TX 77251-1330

ATTACHMENT A
DEDICATED AREA

LOVING COUNTY
WINKLER COUNTY
Kermit
Wink
Monahans
WARD COUNTY
Wickett
Pyote
MI VIDA
Barstow
Pecos
Lindsay
REEVES COUNTY
WAHA PLANT
Coyanosa
PECOS COUNTY
ANADARKO GATHERING
EL PASO PIPELINE
ENTERPRISE PIPELINE
OASIS PIPELINE
SOUTHERN UNION PIPELINE
0
2.5
5
7.5
10
MILES

ATTACHMENT B
SERVICE LEVELS
Service Levels are as follows:
•	Services Provided
•	Gathering and Compression — deliver gas from Point(s) of Receipt to existing Point(s) of Delivery.

•	Dehydration — reduce water content of gas delivered into the El Paso interconnect to meet current El Paso Pipeline water quality requirements.

•	Gatherer shall waive the Gas quality specifications in Attachment “C” and accept Shipper’s Gas, provided the following criteria are met:
•	The downstream pipeline specifications can be satisfied with the existing infrastructure, and/or existing downstream arrangements and no additional capital and/or facilities are required,

•	The downstream pipelines continue to take the Gas without additional blending or treating charges,

•	Notwithstanding the above, Gatherer is not required to take Gas that does not meet the Gas quality specifications in Attachment “C” if accepting such Gas could, in Gatherer’s sole opinion, create a safety or operational issue.
•	System Pressures
•	Prevailing pressures at Point(s) of Delivery off the Haley system.

•	Notwithstanding the above, the Gas delivered hereunder at the Point(s) of Receipt shall be at a pressure which is sufficient to enter AGC’s Gathering System against the prevailing pressures therein from time to time and Shipper shall not deliver Gas to Gatherer at a pressure that would exceed Gatherer’s MAOP of Gatherer’s system at the Point(s) of Receipt.
Original Methodology
          **
Re-determination Methodology
During the Primary Term:
          **

Beyond the Primary Term:
          **
Adjusted Rate Methodology
          **

ATTACHMENT C
GAS QUALITY REQUIREMENTS
•	Gas shall not contain more than five (5) grains of total sulphur (not inclusive of sulphur caused by odorization equipment) per one hundred (100) cubic feet of Gas and shall not contain more than one-quarter (1/4) of one (1) grain of hydrogen sulphide per one hundred (100) cubic feet of Gas.

•	Gas shall not contain more than ten (10) parts per million of oxygen and shall not contain more than two percent (2%) by volume of carbon dioxide.

•	Gas shall be commercially free of water and hydrocarbons in a liquid state.

•	Gas shall not be at a temperature of less than forty degrees Fahrenheit (40°) nor exceed one hundred twenty degrees (120º) Fahrenheit.

•	Gas shall not contain any active bacteria or bacterial agent, including but not limited to sulphate reducing bacteria and acid producing bacteria, or any hazardous or toxic substances.

•	Gas shall have a total or gross Heating Value of not less than nine hundred fifty (950) Btu per cubic foot and not more than one thousand fifty (1050) Btu per cubic foot.

•	Gas shall be commercial in quality and free from any foreign materials such as dirt, dust, iron particles, crude oil, dark condensate, free water and other similar matter and substances which may be injurious to pipelines or which may interfere with the processing transmission or commercial utilization of said gas.

•	The Gas shall be free from all hazardous waste as that term is defined in the Resources Conservation and Recovery Act, 42 USC § 690 1, et seq.

•	In addition to the water quality specification set forth above, Shipper shall be responsible to ensure that any Point(s) of Receipt shall be equipped with the necessary dehydration facilities to reduce the water content of the Gas received at such Point(s) of Receipt to seven pounds of water per one million cubic feet or less, unless, however, alternative arrangements have been made by Shipper with Gatherer to have Shipper’s Gas dehydrated downstream of such Point(s) of Receipt in existing facilities owned by Gatherer or other Third Party treating. If the water content of the Gas received at a

Point(s) of Receipt does not measure seven pounds per one million cubic feet or less, and such Gas is not dehydrated by Shipper, or alternative arrangements have not been made by Shipper with Gatherer to have such Gas dehydrated downstream of such Point(s) of Receipt, then the Heating Value so determined for such Point(s) of Receipt shall remain at “saturated” conditions for the purpose of determining the Btu Content of Shipper’s Gas. If, however, Shipper delivers its Gas at a Point(s) of Receipt at seven pounds of water per one million cubic feet or less, or alternative arrangements have been made by Shipper with Gatherer to have such Gas dehydrated downstream of such Point(s) of Receipt in existing facilities owned by Gatherer, then the Heating Value so determined for such Point(s) of Receipt shall be corrected to “dry” conditions for purposes of determining the Btu Content of Shipper’s Gas.

•	If at any time all or a portion of the Gas delivered by Shipper hereunder should fail to meet any quality specification stated above, Gatherer may, at its option: (i) continue to temporarily receive such Gas or (ii) accept such non-conforming Gas and charge a mutually agreeable fee to treat or have treated the non-conforming Gas, or (iii) discontinue receipt of such Gas. Should Gatherer elect to continue to receive such Gas, such election shall not serve as a waiver by Gatherer of its right to discontinue receipt of such Gas at any time in the future. Shipper’s sole remedy in the event Gatherer elects to discontinue receipt of such Gas shall be to: (i) treat the Gas delivered hereunder as necessary to meet the quality specifications stated above, or (ii) terminate this Agreement as to such Gas.

•	Notwithstanding anything in this Attachment C, to the contrary, Shipper recognizes that the Gas received by Gatherer hereunder is subsequently transported by pipelines whose quality specifications may change from time to time. Therefore, if Gatherer is prevented from redelivering Gas from its System to any pipeline due to such Gas not meeting the pipeline’s quality specifications(s), and such failure is not attributable to Gatherer’s actions, Gatherer shall be entitled to immediately shut-in all deliveries of Gas by Shipper which do not satisfy a downstream transporting pipeline’s specification(s). Shipper’s sole remedy in such event shall be to: (i) cause the quality-deficient Gas delivered hereunder to meet the downstream transporting pipeline’s quality specification(s), or (ii) terminate this Agreement as to such Gas. Gatherer shall not be obligated to accept Gas for delivery, which does not meet the quality specifications referenced hereinabove. Shipper shall reimburse Gatherer for any loss, cost, damage, or expense incurred by Gatherer as a direct or indirect result of Shipper’s failure to comply with the provisions of this Attachment C.

GAS GATHERING AGREEMENT
DEFINITIONS
Unless otherwise specifically provided, the following terms and their respective meanings will apply throughout the Agreement.
“Agreement” means this Gas Gathering Agreement which is comprised of the Commercial Contract, these Gas Gathering Definitions, the Gas Gathering Terms and Conditions, and any attachments, exhibits, supplements, modifications or amendments thereto.
“British Thermal Unit” (sometimes herein referred to as “Btu”) shall mean the amount of heat required to raise the temperature of one pound of water from fifty-nine degrees (59º) to sixty degrees (60º) Fahrenheit.
“Btu Content” means the number of MMBtu’s contained in the quantity of Gas delivered hereunder and will be determined by multiplying the volume of Gas, measured in Mcf, by its corresponding Heating Value (MMBtu/cf).
“Commercial Contract” means the commercial provisions contained in the Gas Gathering Agreement Commercial Contract.
“cubic foot of Gas” or “cubic feet of Gas” means the volume of Gas contained in one (1) cubic foot of space at a standard base pressure in (psia) as required by the contract and at a temperature of sixty degrees (60º) Fahrenheit. The abbreviation “Mcf” means one thousand (1,000) cubic feet of Gas.
“Day” means a period of twenty-four (24) consecutive hours commencing at the standard A.M. Time Zone Hour as required by Gatherer on one calendar day and ending at the standard A.M. Time Zone Hour on the following day. The reference date for any Day will be at the beginning of such Day.
“Dedicated Area” will have the meaning contained in the Commercial Contract.
“Dedicated Production” means, all Gas, now or hereinafter, owned, controlled or produced by Shipper from Dedicated Wells and/or Wells within the Dedicated Area, with the exception of Gas required for: (1) operations on the lease; (2) pressure maintenance; and (3) to fulfill obligations to Shipper’s Lessor.

“Dedicated Wells” will have the meaning contained in the Commercial Contract.
“Drip(s)” means a Natural Gas liquid with ion vapor pressure mainly composed of propane, butane, pentane, and heavier hydrocarbon fractions.
“Effective Date” means the earlier of the date that the services commence, at the instruction of Shipper, or the Effective Date contained in the Commercial Contract.
“Fuel and Loss” means Gas actually consumed in the operation of the System and any Gas lost incident to the operations of the System. Fuel and Loss will be allocated to each Point(s) of Receipt based on the service level specific to such Point(s) of Receipt and pro-rata to the Gas quantity measured at such Point(s) of Receipt divided by total System receipts receiving the same service level. Gatherer will use reasonable efforts to minimize fuel use and loss. Shipper will have the right to audit Gatherer’s fuel consumption and losses and the allocation thereof.
“Gas” or “Natural Gas” means all hydrocarbons, except oil, produced from the Wells, including casinghead Gas, together with all liquefiable hydrocarbon components thereof and all concomitant substances produced from the Wells, including, but not limited to, nitrogen, carbon dioxide and contained helium.
“Heating Value” means the number of British Thermal Units produced by the combustion, at constant pressure, of the amount of Gas which would occupy a volume of one (1) cubic foot at a temperature of sixty degrees (60º) Fahrenheit when saturated with water vapor and under a constant pressure of 14.65 psia, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.
“MMBtu” means one million (1,000,000) British Thermal Units.
“Month” means the period beginning the standard A.M. Time Zone Hour as required by Gatherer on the first Day of the calendar month and ending at the standard A.M. Time Zone Hour on the first Day of the next succeeding calendar month.

“Other Producer” means a Person(s) other than Shipper Indemnitees and Gatherer Indemnitees who is delivering or is preparing to deliver Gas into the System.
“Party” or “Parties” means the parties identified in the Commercial Contract referred to individually as a “Party” and collectively as the “Parties”.
“Person(s)” means any individual or entity, including any corporation, limited liability company, joint venture, joint stock company, general or limited partnership, trust, agency, association, organization, governmental authority or entity.
“Point(s) of Delivery” means the inlet of the Gas measurement facilities at the existing interconnection between the System and the facilities of a Third Party Pipeline Transporter (“Transporter”) where Dedicated Production is redelivered to Transporter for Shipper’s account.
“Point(s) of Receipt” means the inlet of Gatherer’s existing Gas measurement facilities where Gatherer receives Dedicated Production.
“psia” means pounds per square inch absolute.
“System” will include but not be limited to, all Gas pipelines, Gas measurement facilities, Gas compressors, dehydrators, and any treating or related facilities, buildings with contents, surface leases and rights-of-way, owned or operated by Gatherer which make-up the System which is named in the Commercial Contract, including future additions or modifications to the System.
“Terms and Conditions” means the Gas Gathering Agreements Terms and Conditions.
“Thermal” or “Thermally Equivalent” means an equal number of Btu’s.
“Third Party” mean all Person(s) other than Shipper Indemnitees and their invitees and/or Gatherer Indemnitees and their invitees.
“Uneconomic” means when the direct operating costs exceed the revenue generated from the System for three (3) consecutive Months.
“Well” means any well classified as a Gas well or an oil well by the governmental authority having jurisdiction.

GAS GATHERING AGREEMENT
TERMS AND CONDITIONS
ARTICLE I
Commitments
          Subject to the terms of this Agreement, Shipper dedicates and will deliver the Dedicated Production to the System and Gatherer will receive, accept, gather, and redeliver Dedicated Production at the Point(s) of Delivery less applicable Fuel and Loss. In addition, Gatherer will perform the additional service set forth in the Commercial Contract.
          Notwithstanding the foregoing, Shipper reserves the right to sell the Dedicated Production to an affiliate or Third Party Purchaser (either may be referred to as “Purchaser”) so long as the Purchaser is subject to and agrees to comply with and perform all of the obligations of the Shipper contained in this Agreement. Notwithstanding the Purchaser’s assumption of Shipper’s obligations, Shipper will remain responsible and liable for all obligations, liabilities and other expenses arising (directly or indirectly) from or related to this Agreement. In the event that Shipper sells its Dedicated Production to a Purchaser, Gatherer will remain obligated to fulfill its obligations under this Agreement.
          In the event that Shipper has already dedicated Gas which would be considered Dedicated Production to a Third Party under another agreement, such Gas will not be considered dedicated under this Agreement until the Day following the expiration of the Third Party Agreement and connection of such Gas is deemed economically feasible in Gatherer’s sole opinion.
ARTICLE II
Gas Well Connections
          Shipper may provide to Gatherer, on a quarterly basis, a report containing planned drilling and completion schedules for the Dedicated Area. Gatherer will use the information contained in the quarterly report to schedule commencement of acquisition of rights of way and other services required to connect the Wells in accordance with the drilling and completion schedule. In the event Shipper provides Gatherer with a request for well connection, the request will contain Shipper’s best estimate of the date of first Gas production for a specified Well and Gatherer will use best efforts to ensure that the Well will be connected to the System by the date requested by the Shipper.

ARTICLE III
Nominations, Balancing, Measurement, Commingling and Curtailment
          Shipper will comply with the Nomination, Balancing and Measurement Procedures attached as Exhibit A.
          Gatherer will have the right to interrupt or curtail receipts of Dedicated Production into the System in accordance with “Curtailment Procedures” contained in Exhibit B.
          Gatherer will have the right to commingle the Dedicated Production received in the System with Other Producer’s Gas. It is recognized that Dedicated Production redelivered at a Point(s) of Delivery may not be the same molecules as those received at a Point(s) of Receipt. The quantities of Dedicated Production redelivered at a Point(s) of Delivery will be Thermally Equivalent to the quantities of Dedicated Production received at a Point(s) of Receipt less Fuel and Loss.
          Gatherer may collect and remove Drip(s) attributable to the Dedicated Production from the System prior to redelivery of Dedicated Production. Gatherer will own all Drip(s) and will bear all costs for collection and removal of the Drip(s) and will credit Shipper the Heating Value of the proportionate share of the collected Drip(s). Shipper will have the right to audit Gatherer’s allocation of Drip quantity and allocation of Heating Value.
          The volume of Gas will be measured by a primary and secondary measurement device that is accepted by industry, state, and federal regulatory agencies. The most common primary devices are orifice or ultrasonic meter tubes. These devices shall comply with the American Petroleum Institute — Manual of Petroleum Measurement Standards, 14.3, American Gas Association Report No. 3, and Report No. 9, (Latest Revisions) where applicable. The secondary measurement devise shall be a chart recorder or an electronic flow meter (EFM) that includes a temperature recording system. If an EFM is used it will be capable of establishing an audit trail by compiling and retaining sufficient electronic data and information for the purpose of verifying daily and hourly quantities. The EFM shall meet and be capable of performing volumes calculations according to the current standards prescribed in the American Gas Association Report No. 3, Orifice Metering of Natural Gas and Other Hydrocarbon Fluids, Parts 1-4, and shall comply with the American Petroleum Institute — Manual of Petroleum Measurement Standards, Chapter 21, Section 1 — Electronic Gas Measurement, (Latest Revisions).
          The unit of volume for measurement of Gas delivered hereunder shall be one thousand (1,000) cubic feet of Gas at a base temperature of sixty degrees Fahrenheit (60°F) and at an absolute pressure base as required by the operating area. (An example of said pressure base is 14.65 psia, 14.73 psia or 15.025 psia).
          For purposes of measurement hereunder, the (barometric) atmospheric pressure shall be the average actual atmospheric pressure for the geographical area as determined by the Gatherer. If the pressure transmitter being used is capable of measuring actual atmospheric pressure, then actual atmospheric pressure may be used.
          Gatherer shall determine the Gas stream composition, specific gravity, and gross Heating Values based on any of the following: spot samples, composite samples, on-line gas chromatograph analysis or portable gas chromatograph analysis. The component analysis of the Gas shall be performed by gas chromatography in accordance with GPA 2261 or any pertinent revisions thereto or replacements thereof. Gas samples shall be obtained in accordance with the procedures set forth in the Gas Processor’s Association Standard 2166 (Latest Revision) “Obtaining Natural Gas Samples for Analysis by Gas Chromatography” and American Petroleum Institute 14.1 Section 1 (Latest Revision).
          The sampling frequency will be no less than one year and more often if deemed necessary by Gatherer.
          Tests for oxygen, carbon dioxide, sulphur, and hydrogen sulfide content of the Gas delivered hereunder shall be made as often as deemed necessary by Gatherer, by means commonly used and accepted in the industry.
          Deviation from Boyle’s Law at the pressure, specific gravities and temperatures upon delivery shall be calculated by the NX-19 as outlined or described in the American Gas Association Report “Manual for the Determination of Super Compressibility” or AGA 8, Gross or Detail methods as outlined or described in the AGA Report No. 8 entitled “Compressibility Factors of Natural Gas and Other Related Hydrocarbon Gases”.
          All measuring equipment, housing, devices, and materials shall be of standard manufacture and will, with all related equipment, appliances, and buildings, be maintained and operated by Gatherer at Gatherer’s expense. All testing equipment shall be provided by Gatherer at Gatherer’s expense.
          Shipper may, at its option and expense, install and operate check meters to monitor Gatherer’s meters. Such meters shall be for check purposes only and shall not be used in the measurement of Gas for the purposes of this Agreement except as provided for in this

Agreement. The installation and operation thereof shall, however, be done entirely by Shipper and shall not interfere in any way with the operation of Gatherer’s meter. The use of a share bar tubing system shall not be permitted.
          Measurement instruments shall be tested and calibrated by Gatherer semi-annually or more often if deemed necessary by Gatherer. If Shipper desires to witness any of the tests provided for herein, Shipper shall so advise Gatherer in writing. If Shipper has so advised Gatherer, then Gatherer shall give Shipper sufficient notice in advance of such tests so that Shipper may have its representative present to observe adjustments, if any, which are made.
          When any test shows an error of more than two percent (2%) in the measurement, correction shall be made for the period during which the measurement instruments were in error first by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculations or second by using the registration of Shipper’s check meter, if installed and registering accurately. If neither such method is feasible, correction shall be made by estimating the quantity and quality delivered, based upon deliveries under similar conditions during a period of time when the equipment was registering accurately. If the period during which the measurement was in error cannot be ascertained, correction shall be made for one-half (1/2) of the period elapsed since the last date of test, and the measuring instrument shall be adjusted immediately to measure accurately.
          Production equipment upstream of the Point(s) of Receipt shall be designed and operated in a manner that will not interfere with acceptable measurement standards. If such interference is detected, then Gatherer shall notify the Shipper and the Shipper shall have sixty (60) Days to correct or cause to be corrected the problems causing measurement errors due to pulsation, vibration, or harmonic wave distortion caused by compressors, pumps, or other production equipment upstream of the Point(s) of Receipt. Volume inaccuracies greater than or equal to one half of one percent (1/2%) that are found to be the result of pulsation, vibration, or harmonic wave distortion caused by compressors, pumps, or other production equipment upstream of the Point(s) of Receipt will be corrected and adjustments made back to the point in time when the inaccuracies first occurred.
          With respect to the measurement of Gas under this Agreement, Gatherer and Shipper shall have the right to inspect equipment installed or furnished by the other, and the charts and other measurement or testing data of the other, at all times during business hours; but the reading, calibration, and adjustment of such equipment and changing of charts shall be done only by the Party owning such equipment. Each Party shall preserve all original test data, charts and other similar records in such Party’s possession, for a period of at least two (2) years or the time required by any governmental agency, whichever is greater. Upon written request by either Party all such data, charts, and other similar records will be made available to the requesting Party, subject to return within sixty (60) Days after receipt thereof.
ARTICLE IV
Quality
          Gatherer will not be obligated to accept the Dedicated Production, unless it meets the Gas Quality Requirements contained in the Commercial Contract.
          If all or a portion of the Dedicated Production delivered: (i) fails to meet any of the Gas Quality Requirements or (ii) does not meet the Transporter’s quality specifications (which may change from time to time) and such failure to meet the quality specifications is not due to Gatherer’s actions or inactions, then Gatherer may, at its option: (i) continue to temporarily receive such Dedicated Production or (ii) discontinue receipt of such Dedicated Production. If Gatherer elects to continue to receive such Dedicated Production, its election will not be deemed as a waiver of its right to discontinue receipt of such Dedicated Production at any time in the future.
          Shipper’s sole remedy in the event Gatherer elects to discontinue receipt of such Gas will be to: (i) treat the Gas delivered so it will meet the Gas Quality Requirements, or (ii) terminate this Agreement as to such Dedicated Production.
ARTICLE V
Gathering Rate
          Shipper will pay Gatherer a gathering fee per MMBtu (“Rate”) for all Dedicated Production delivered at the Point(s) of Receipt. The Rate is set out in the Commercial Contract and will be based on an agreed upon methodology which takes into consideration capital expense, operating expense, rate of return, and production forecasts. The Rate will be representative of a Rate necessary to maintain the current Service Levels and provide the additional services which are contained in the Commercial Contract.
          Gatherer’s cost to service the Gas measurement facilities at the Point(s) of Receipt is one hundred and fifty dollars ($150.00) per Month per Point(s) of Receipt. In order to insure Gatherer recovers its monthly cost, Shipper shall pay Gatherer, for each Point(s) of Receipt, the higher of: (i) the actual monthly gathering fee or (ii) $150.00. If Shipper nominates zero (0) volumes during a Month for a Point(s) of Receipt, Shipper shall not be charged the cost to service the Gas measurement facilities for such meter during such Month.
ARTICLE VI
Receipt, Delivery, and Service Levels
          Gatherer will maintain the Service Levels. At Shipper’s request, Gatherer will make modifications or install facilities necessary to improve the Service Level and Gatherer may adjust Shipper’s Rate (“Adjusted Rate”).
ARTICLE VII
Billings and Payments
          On or before the last Day of each Month, Gatherer will invoice Shipper and will provide supporting documentation as agreed by the Parties, for the amount due Gatherer for Dedicated Production delivered into the System in the preceding Month at the applicable Rate. Shipper will remit to Gatherer, at the address shown in the Commercial Contract, the amount invoiced, within thirty (30) Days after Shipper receives the invoice (“Due Date”).
          Each Party will have the right, during reasonable business hours, to examine, the books, records, EGM data and charts of the other Party to the extent necessary to verify the accuracy of any statement, supporting documentation, charge, computation, or payment made pursuant to the provisions of this Agreement. Such examinations will be conducted at the location where the books, records, EGM data and charts are normally located. Appropriate adjustments will be made to any billing or payment which is determined to be incorrect unless such payment or billing is more then two (2) years old and has not been noted as being under dispute within the two (2) year period.
ARTICLE VIII
Termination
          Notwithstanding any other provisions to the contrary in the Agreement, the Agreement can be terminated under the following conditions:
(a)	If at any time, a governmental authority takes or threatens to take any action as to any Party whereby the delivery, gathering, and redelivery of Dedicated Production will be proscribed or possibly subjected to terms, conditions, restraints or regulations, including without limitation, by enumeration, Rate or price controls or ceilings that would make it Uneconomic or unduly burdensome for one or both of the Parties, the affected Party may, upon thirty (30) Days prior written notice, terminate this Agreement without further liability, except as to obligations previously accrued.
(b)	In the event the Force Majeure event exceeds the number of consecutive Days contained in the Commercial Contract, this Agreement may be terminated at the option of either Party by giving written notice to the other Party in accordance with the Commercial Contract.

(c)	If the Service Levels provided in Article VI are not maintained then Shipper may terminate this Agreement by providing written notice to Gatherer.

(d)	Either Party may terminate this Agreement by providing written notice to the other Party either ninety (90) Days prior to the expiration of the Primary Term or ninety (90) Days prior to the end of each annual term after the expiration of the Primary Term.
ARTICLE IX
Notices
          Any notice, demand, request, claim or other communication required or permitted to be given under this Agreement will be in writing, and sent by United States mail, postage or charges prepaid to the address of the Party set forth in the Commercial Contract, or any other more recent address which has been provided by such Party in writing pursuant to this notice provision.
ARTICLE X
Force Majeure
          Neither Party will be liable to the other Party for failure to perform any of its obligations under this Agreement to the extent such performance is hindered, delayed or prevented by Force Majeure (except for failure to make payments hereunder).
          A Party which is unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure must provide notice to the other Party. Initial notice may be given orally; however, written notification with reasonably full particulars of the event or occurrence is required as soon as reasonably possible.
          A Party claiming Force Majeure will diligently use all reasonable efforts to remove the cause, condition, event or circumstance of such Force Majeure, will promptly give written notice to the other Party of the termination of such Force Majeure, and will resume performance of any suspended obligation as soon as reasonably possible after termination of such Force Majeure.

          For purposes of this Agreement, “Force Majeure” will mean causes, conditions, events or circumstances which are beyond the reasonable control of the Party claiming Force Majeure. Such causes, conditions, events and circumstances will include acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of rulers and people, arrests and restraints of the Government, either federal or state, inability of any Party hereto to obtain necessary materials or supplies at market costs or permits due to existing or future rules, orders and laws of governmental authorities (both federal and state), interruptions by government or court orders, present and future orders of any regulatory body having proper jurisdiction, civil disturbances, explosions, sabotage, partial or entire loss of market. Breakage or accident to machinery on lines of pipe, the necessity for making repairs or alterations to machinery or lines of pipe, freezing of Wells or lines of pipe, partial or entire failure of Wells will be considered Force Majeure if the Party claiming Force Majeure has not caused the condition and the cause of the condition was out of the control of such Party Force Majeure could include any other causes, whether of the kind herein enumerated or otherwise not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to overcome, such as the inability to acquire, or the delays in acquiring, at market cost and after the exercise of reasonable diligence, any servitude, right-of-way grants, permits, or licenses required to be obtained to enable a Party hereto to fulfill its obligations hereunder. Inability of a Party to be profitable or to secure funds, arrange bank loans or other financing, or to obtain credit will not be regarded as an event of Force Majeure.
ARTICLE XI
Regulations and Choice of Law
          This Agreement is subject to all valid orders, laws, rules and regulations of duly constituted governmental authorities having jurisdiction or control over the Parties, their facilities or Gas supplies, this Agreement or any provisions hereof.
          As to all matters of construction and interpretation, this Agreement will be interpreted, construed and governed by the laws of the State of Texas without reference to the law regarding conflicts of law.
ARTICLE XII
Warranty
          Each Party warrants that the title to, and right to possession of, all Gas delivered to the other hereunder will at the time of delivery be free from all liens and adverse claims, and each

Party shall indemnify the other Party against all damages, costs, and expenses of any nature arising from every claim against such Gas.
          Gatherer may, in addition to and without waiving any other rights hereunder, immediately suspend its services hereunder in the event that it has reason to believe either (i) that there is a title dispute, or (ii) that any Dedicated Production is being produced or delivered in violation of applicable regulations.
ARTICLE XIII
Indemnity
1.	Indemnities:
a.	Definitions — In this Agreement, specifically including, but not limited to, this Article XIII and Article XV:
     (1) “Claim” or “Claims” means, unless specifically provided otherwise, all claims (including, but not limited to, those for property damage [specifically excluding Dedicated Production], pollution, personal injury) losses, causes of action, costs (including payment of attorneys’ fees and costs of litigation), and judgments, of any kind or character (except punitive or exemplary damages), under any theory of tort, contract, breach of contract, (including any Claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by Shipper Indemnitees or Gatherer Indemnitees), arising in connection with this Agreement.
     (2) “Shipper Indemnitees” means Shipper, its affiliate companies (specifically excluding Gatherer Indemnitees) its and their co-owners, if any, and its and their officers, directors, insurers and all employees, supervisors, representatives, agents and other Person(s) or entities to be provided by Shipper and/or its subcontractors in connection with the performance of this Agreement.
     (3) “Gatherer Indemnitees” means Gatherer, Western Gas Partners, LP and its subsidiaries, Western Gas Holding, LLC and its and their officers, directors, insurers and all employees, supervisors, representatives, agents and other Person(s) to be provided by Gatherer and/or its subcontractors in connection with the performance of this Agreement, (excluding any member of Shipper Indemnitees).
     (4) “Other Producer Group” means any Other Producer, its affiliate companies, its and their officers, directors, agents, representatives, employees, and other Person(s) or entities to be provided by Other Producer and/or its subcontractors in connection with delivery of Gas into the System and the invitees of each of the foregoing.

(5)	The term “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, A CLAIM CAUSED OR CONTRIBUTED TO BY THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, GROSS, OR OTHERWISE), WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OF ANY MEMBER OF SHIPPER INDEMNITEES, GATHERER INDEMNITEES, INVITEES, AND/OR THIRD PARTIES.
b.	General — The Parties agree that:
     (1) Notwithstanding any provision in this Agreement to the contrary, this Agreement does not authorize one Party to sue for or collect from the other Party its own consequential or indirect damages, and each Party hereby waives any and all Claims it may have against the other Party for its own such damages. Furthermore, the indemnity obligations contained in this Agreement do not include indemnification for punitive or exemplary damages under any law or otherwise;
     (2) The indemnity obligations under this Agreement are effective to the maximum extent permitted by law. If a law is applied in a jurisdiction which prohibits or limits a Party’s ability to indemnify the other, then that Party’s liability shall exist to the full extent allowed by the law of the relevant jurisdiction;
c.	Bodily Injury, Death, and Damage to Property of Gatherer and Gatherer’s Personnel:
     Notwithstanding anything to the contrary in the other provisions of this Agreement, GATHERER AGREES TO DEFEND, RELEASE, INDEMNIFY, AND HOLD HARMLESS SHIPPER INDEMNITEES AGAINST CLAIMS ARISING IN CONNECTION WITH: (I) BODILY INJURY TO AND/OR DEATH OF ANY MEMBER OF GATHERER INDEMNITEES AND THEIR INVITEES AND ANY MEMBER OF OTHER PRODUCER GROUP AND/OR (II) DAMAGE TO THE SYSTEM AND/OR PROPERTY OF GATHERER INDEMNITEES AND THEIR INVITEES AND ANY MEMBER OF OTHER PRODUCER GROUP ARISING IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF FAULT.
d.	Bodily Injury, Death, and Damage to Property of Shipper and Shipper’s Personnel:
     Notwithstanding anything else to the contrary in the other provisions of this Agreement, SHIPPER AGREES TO DEFEND, RELEASE, INDEMNIFY, AND HOLD HARMLESS GATHERER INDEMNITEES AGAINST CLAIMS ARISING IN CONNECTION WITH: (I) BODILY INJURY TO AND/OR DEATH OF SHIPPER INDEMNITEES AND THEIR INVITEES; AND/OR (II) Subject to Sub-section (g) of this Article XIII, DAMAGE TO PROPERTY OF SHIPPER INDEMNITEES AND THEIR INVITEES, ARISING IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF FAULT.
e.	Pollution and Hazardous Materials and Substances:

(1) Gatherer’s Responsibilities — Subject to the indemnity obligations contained in Sub-sections (c)-(d) of Article XIII, and notwithstanding anything to the contrary in the other provisions of this Agreement, GATHERER AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS SHIPPER INDEMNITEES AGAINST CLAIMS FOR LOSS OF OR DAMAGE TO PROPERTY ON ACCOUNT OF AN UNAUTHORIZED RELEASE OR DISCHARGE OF ANY SUBSTANCE, MATERIAL, MIXTURE, POLLUTANT, OR CONTAMINANT, WHICH EMANATES FROM THE SYSTEM, GATHERER INDEMNITEES’ PROPERTY, AND/OR OTHER PRODUCERS GROUPS PROPERTY, REGARDLESS OF FAULT.
(2) Shipper’s Responsibilities — Subject to the indemnity obligations contained in Sub-sections (c)-(d) of Article XIII, and notwithstanding anything to the contrary in the other provisions of this Agreement, SHIPPER AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS GATHERER INDEMNITEES AGAINST CLAIMS FOR LOSS OF OR DAMAGE TO PROPERTY ON ACCOUNT OF AN UNAUTHORIZED RELEASE OR DISCHARGE OF ANY SUBSTANCE, MATERIAL, MIXTURE, POLLUTANT, OR CONTAMINANT, WHICH EMANATES FROM SHIPPER INDEMNITEES’ PROPERTY, REGARDLESS OF FAULT.
f.	Liability to Third Parties:
     Subject to sub-sections (c)-(e) of Article XIII, Shipper agrees to defend, release, indemnify and hold harmless Gatherer Indemnitees from and against Claims by or in favor of or incurred by or sustained by and Third Party to the extent such Claim is caused by Shipper Indemnitees. Gatherer agrees to defend, release, indemnify and hold harmless Shipper Indemnitees from and against Claims by or in favor of or incurred by or sustained by any Third Party to the extent such Claim is caused by Gatherer Indemnitees or any member of Other Producer’s Group.
g.	Risk of Loss:
     Notwithstanding anything to the contrary in other provisions of this Agreement, risk of loss of Dedicated Production shall be borne by Gatherer from the Point(s) of Receipt until such time as the Dedicated Production is delivered to the Point(s) of Delivery and Gatherer shall defend, release, indemnify, and hold harmless Shipper Indemnitees from any loss of or damage to the Dedicated Production, REGARDLESS OF FAULT.
h.	Title:
     Title to the Dedicated Production (excluding Drip(s), which shall at all times be owned by Gatherer) shall at all times remain with Shipper or Purchaser, as applicable.

ARTICLE XIV
Audit
     Gatherer agrees that all financial settlements, billings, reports, and allocations in connection with this Agreement will properly reflect the facts about all activities and transactions handled for the account of Shipper, which data may be relied upon as being complete and accurate in any recording and reporting made by Shipper for whatever purpose. Shipper or its authorized representative shall have sufficient access to information used to calculate the Rate and allocations to satisfy themselves that they are accurate.
ARTICLE XV
Miscellaneous
Confidentiality: The Parties agree that this Agreement and all information and data exchanged by them shall be maintained in strict and absolute confidence and no Party shall make any public disclosure thereof, except for disclosure (i) pursuant to the contemplated (in good faith) or actual sale, disposition or other transfer (directly or indirectly) of a Party’s rights and interest in and to this Agreement, the System, the Dedicated Production, or the Dedicated Area (ii) pursuant to the contemplated (in good faith) or actual sale or other transfer (directly or indirectly) of all or substantially all of the assets of a Party, (iii) in conjunction with a contemplated (in good faith) or actual merger, consolidation, share exchange or other form of statutory reorganization involving a Party, (iv) to co-owners of the System or the Dedicated Production, consultants, accountants, rating agencies, lenders, insurers, investors, attorneys or other representatives with a need to know such information, provided that the disclosing Party shall remain liable for any use or disclosure by such receiving Person(s) which the disclosing Party was not otherwise permitted to make pursuant to this Agreement, or (v) as required to make disclosure in compliance with any applicable Law or exchange rule or requirement.
Amendment: Any modification of terms or amendments of provisions of this Agreement will become effective only by supplemental written agreement between the Parties.
Waiver: No waiver by either Party of any default of the other under this Agreement will operate as a waiver of any future default, whether of a like or a different character.
Taxes: Shipper will be solely responsible for all taxes levied on its property, and severance, production, sales and other similar taxes levied on the Dedicated Production delivered hereunder. Gatherer will be solely responsible for all taxes levied on its System or on its operations and/or receipts hereunder.

Assignment: Either Party is entitled to assign it rights, obligations or interests under this Agreement to an affiliate. Neither Party can assign its rights, obligations or interests under this Agreement to a non-affiliate without the prior written consent of the non-assigning Party.
Access: Shipper hereby grants to Gatherer such rights as it may have of ingress and egress, the right to lay and maintain pipelines, and to install any other necessary equipment on and across any lands covered by this Agreement. All lines and other equipment placed by Gatherer on said lands will remain the personal property of Gatherer, and subject to the terms of this Agreement, may be removed by Gatherer at any time.
Severability: If any provision or clause of this Agreement or application thereof to any Person(s) or circumstance is held invalid, such invalidity will not affect other provisions or applications of this Agreement which can be given reasonable meaning without the invalid provisions or applications.
Royalties: Gatherer shall not be liable for accounting for or paying any royalties due on the Gas delivered under this Agreement. In no event will Gatherer have any obligation to any persons due those royalties.
Entire Agreement: This Agreement constitutes the entire agreement between the Parties and no waiver, representation, or agreement, oral or otherwise, will affect the subject matter hereof unless and until such waiver, representation or agreement is reduced to writing and executed by authorized representatives of the Parties. This Agreement supersedes and terminates any and all Gas Gathering Agreements between Shipper and Gatherer on this System.
          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Day and year hereinabove written.

GATHERER			SHIPPER

ANADARKO GATHERING COMPANY LLC			ANADARKO PETROLEUM CORPORATION

By:	/s/ Danny J. Rea		By:	/s/ Charles A. Meloy

	Name:	Danny J. Rea		Name:	Charles A. Meloy
	Title:	Vice President, Midstream Services		Title:	Sr. V.P. Worldwide Operations

EXHIBIT A
TO TERMS AND CONDITIONS
NOMINATION, BALANCING AND MEASUREMENT PROCEDURES
Nomination
          If Shipper desires gathering service in any Month, Shipper must submit nominations to Gatherer indicating the quantity of Gas to be delivered to Gatherer at each Point(s) of Receipt in MMBtu’s per Day, hereinafter referred to as the “Receipt Nomination”, and the quantity of Gas to be delivered to Shipper’s Transporter or Downstream Customer at each Point(s) of Delivery in MMBtu’s per Day, hereinafter referred to as the “Delivery Nomination”. The Delivery Nomination must be equal to the Receipt Nomination, less Fuel and Loss.
          All nominations for “first of the Month” gathering service must be received by Gatherer in accordance with Gatherer’s Nomination Schedule, a copy of which shall be provided to Shipper by Gatherer. All nominations for “mid-Month” gathering service must be submitted to Gatherer no later than twenty-four (24) hours prior to requested service. All nominations are subject to nomination and confirmation deadlines on upstream and downstream pipelines, as may be applicable.
          Shipper has the right to change nominations daily, provided, however, Shipper submits revised nominations to Gatherer no later than twenty-four (24) hours prior to the Effective Date of the requested service.
          All nominations are subject to confirmations by Gatherer. Gatherer’s nomination forms may include other information required by Gatherer to confirm Shipper’s nomination with Shipper’s Transporter, Downstream Customer, and/or Point(s) of Receipt Operator.
          If Gatherer is unable to confirm Shipper’s nomination for any Point(s) of Receipt on the System, Shipper’s nomination as to the affected Point(s) of Receipt will be reduced to the quantity confirmed by Gatherer. Gatherer will notify Shipper of any such nomination change(s).
Balancing
          Any monthly imbalance between nominations and actuals shall be accounted for and administered in accordance with the following Terms and Conditions:
          Gatherer and Shipper intend that the quantities of Gas actually delivered and received each Day under the Agreement will equal the confirmed nominations. Any difference between the aggregate quantity of Gas nominated and the aggregate quantity of Gas actually delivered on any given Day shall constitute the “Daily Operational Imbalance”.
          During any given month, operational metered quantities (MMBtu’s) shall be used by Gatherer on a daily basis, as available, to determine the Daily Operational Imbalance, if any, for any given Day. Upon notification by Gatherer, Shipper shall promptly make, or cause to be made, such physical flow adjustments as may be necessary in order to prevent, reduce, or eliminate any Daily Operational Imbalance.
          The sum of the Daily Operational Imbalances for each Day in a given Month shall constitute the “Monthly Operational Imbalance” for such Month.
          The actual Monthly Operational Imbalance shall be communicated by Gatherer to Shipper in writing as soon as possible, but in no case later than the twentieth (20th) Day of the Month following the Month in which the Monthly Operational Imbalance occurred. Deliveries of Gas to correct actual Monthly Operational Imbalances shall be nominated in the next Month’s nominations and may be made through the normal nomination procedures as set out in the Agreement, as such may be in effect from time to time, or as may otherwise be mutually agreed to by Gatherer and Shipper. Any Monthly Operational Imbalance Gatherer and Shipper have not eliminated by the end of the Month following the Month in which the Monthly Operational Imbalance occurred shall be “cashed-out” as follows:
(a)	Excess Receipts: When the actual quantity of Gas received at a Point(s) of Receipt, less Fuel and Loss, exceeds the confirmed Delivery Nomination, the excess quantity of Gas, hereinafter referred to as “Excess Receipts”, shall be sold by Shipper and purchased by Gatherer at a purchase price equal to eighty percent (80%) of the lowest daily price, as reported in Gas Daily Waha, published by The McGraw-Hill Companies, during the Month in which the imbalance occurred, less the applicable location differential and transport fuel. In the event Gas Daily Waha ceases to be published or fails to report the necessary index price, Gatherer shall notify Shipper of the substitute index price to be used.

(b)	Excess Deliveries: When the actual quantity of Gas received at a Point(s) of Receipt, less Fuel and Loss, is less than the confirmed Delivery Nomination, the excess quantity of Gas, hereinafter referred to as “Excess Deliveries”, shall be sold by Gatherer and purchased by

Shipper at one hundred and twenty percent (120%) of the highest daily price, as reported in Gas Daily Waha, published by The McGraw-Hill Companies, during the Month in which the imbalance occurred, less the applicable location differential and transport fuel, plus Gatherer’s gathering and fuel rate(s). In the event Gas Daily Waha ceases to be published or fails to report the necessary index price, Gatherer shall notify Shipper of the substitute index price to be used.

EXHIBIT B
TO TERMS AND CONDITIONS
CURTAILMENT PROCEDURES
          Gatherer shall have the right to curtail all gathering service, in whole or in part on all or a portion of its System, at any time for reasons of Force Majeure incurred by Gatherer or Shipper’s Transporter, or when, in Gatherer’s reasonable judgment, capacity or operating conditions so require, or it is desirable or necessary to make modifications, repairs or operating changes to the System. Gatherer shall provide Shipper such notice of the curtailment as is reasonable under the circumstances.
          Gatherer will use reasonable efforts to identify and curtail only those Shippers whose Gas is nominated through the Point(s) of Receipt, or portion of the System, which are subject to curtailment. All curtailments will be made ratably for all affected Shippers, in accordance with each such Shipper’s confirmed nominations.
          As used herein, the term “ratably” shall mean that available capacity shall be allocated by Gatherer to all affected Shippers based on the percentage derived by dividing each affected Shipper’s confirmed quantity of Gas nominated by the total confirmed quantity of Gas nominated by all affected Shippers. Gatherer shall determine the available capacity in the System, or affected portion of the System, and the effective time and date of any such curtailment, while taking into account safety and operational flexibility considerations.
          Gatherer shall provide Shipper with notice of curtailment or interruption at a time and in a manner that is reasonable under then existing conditions (“Curtailment Order”), and shall in any event confirm in writing or by facsimile transmission the notice given, if originally provided by telephone.
          Shipper shall have the responsibility to inform Shipper’s Transporter, end-users, suppliers, and all others involved or affected by any curtailment or interruption described in Gatherer’s Curtailment Order.
          Gatherer shall have the right, without liability to Shipper, to interrupt the gathering of Gas for Shipper, when necessary to test, alter, modify, enlarge, or repair any facility or property comprising a part of, or appurtenant to, its System, or otherwise related to the operation thereof. Gatherer shall endeavor to cause a minimum of inconvenience to Shipper. Except in cases of unforeseen emergency, Gatherer shall give advance notice to Shipper of its intention to so interrupt the gathering of Gas, stating the anticipated timing and magnitude of each such interruption.
          Shipper shall indemnify Gatherer against and hold Gatherer harmless from any and all damages, claims, suits, actions or proceedings whatsoever threatened or initiated as a result of any curtailment or interruption invoked by Gatherer, which shall include any curtailment or interruption described in any of part of this Exhibit B. Shipper shall not be required to indemnify Gatherer as stated above to the extent that the curtailment or interruption is a result of Gatherer’s negligence, bad faith, fault, or willful misconduct.